Exhibit 99.1

MRI Interventions, Inc. Announces Agreement to
Restructure Brainlab AG Senior Secured Note

Agreement Includes an Equity Investment, License Agreement,
Restructured Note and Interest Payment

IRVINE, Calif., March 22, 2016 (GLOBE NEWSWIRE) – MRI Interventions, Inc. (OTCQB: MRIC) today announced it has reached a definitive agreement with Brainlab AG to restate and restructure the Amended and Restated Secured Note issued by MRIC to Brainlab on March 6, 2013, effective April 4, 2016.

“We are very pleased to reach this agreement with Brainlab,” commented Frank Grillo, President and CEO of MRI Interventions. “This is a very positive step for MRIC, and it is great to have Brainlab as a shareholder committed to the success of our platform. Brainlab is taking a significant step with us – as an equity investor, a note holder, a licensee and a customer. We appreciate their investment in us as well as their commitment to the growth of our technology.”

Under the new agreement, MRI Interventions and Brainlab have agreed to restate and restructure the Amended and Restated Secured Note issued on March 6, 2013, including the principal of $4,289,444 and accrued interest of $739,323, for a total value of $5,028,767 (the “March 2013 Note”), as follows:

•	In consideration for the cancellation of $1,289,444.44 of the principal amount of the March 2013 Note, MRIC will issue to Brainlab 3,972,410 units, with each unit consisting of: (a) one share of the Company’s common stock, (the “Common Stock”); (b) warrants to purchase 0.40 shares of Common Stock at an exercise price of $0.4058 (the “Series A Warrants”); and (c) warrants to purchase 0.30 shares of Common Stock at an exercise price of $0.5272 (the “Series B Warrants”). The units are substantially similar to the units sold to investors in MRIC’s December 2015 PIPE transaction.

•	In consideration for the cancellation of $1,000,000 of the principal amount of the March 2013 Note, MRIC will grant Brainlab a worldwide, non-exclusive, license (the “License Agreement”) to develop proprietary software to support MRIC’s SmartFrame® device for use in neurosurgery. The License Agreement will not affect MRIC’s ability to continue to independently develop, market and sell its own software for the SmartFrame® device.

•	MRIC will issue to Brainlab an unregistered, amended and restated secured note (the “New Note”), with the following terms and conditions: (i) the principal amount of the New Note shall be $2,000,000; (ii) the New Note shall bear interest at 5.5% per annum, compounded simply, paid quarterly in arrears; and (iii) the maturity date of the New Note will be December 31, 2018.
•	MRIC will pay Brainlab all accrued interest owed on the March 2013 Note, in the amount of $739,323.46.

5 Musick, Irvine, California 92618 949.900.6833

MRI Interventions’ ClearPoint system allows surgeons to plan, target, and adjust trajectories under continuous real time MRI-guided visualization for placement of electrodes, catheters and biopsy needles. Since it received clearance from the U.S. Food and Drug Administration (FDA) in 2010, the ClearPoint system has been adopted for use in more than 40 leading institutions across the country. MRI Interventions provides ongoing technical support to these medical institutions after the installation of the ClearPoint system.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging, or MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company’s ClearPoint® System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® System to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: estimates regarding the sufficiency of the Company’s cash resources; the Company’s ability to obtain additional financing; future revenues from sales of the Company’s ClearPoint System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” sections of the Company’s Form 10-K for the year ended December 31, 2014 and the Company’s Form 10-Q for the quarter ended September 30, 2015, both of which have been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-K for the year ended December 31, 2015, which will be filed with the Securities and Exchange Commission.

Contact:	Frank Grillo
President and CEO
MRI Interventions, Inc.
949-900-6833